Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports
Second Quarter 2015 Results

Second quarter 2015 net income(1) per diluted share was $2.23, operating EPS up 12 percent to $2.33 and included an unfavorable $0.05 impact of previously disclosed items

Second quarter 2015 return on equity excluding AOCI was 22.1 percent
Operating ROE excluding AOCI increased 180 bps to a record high 23.5 percent

MINNEAPOLIS — July 22, 2015 — Ameriprise Financial, Inc. (NYSE: AMP) today reported second quarter 2015 net income(1) of $415 million, or $2.23 per diluted share. Operating earnings were $434 million, with operating earnings per diluted share increasing 12 percent to $2.33. Second quarter 2015 results included a $0.05 per diluted share net unfavorable impact from previously disclosed items. Without the disclosed items, operating earnings per diluted share increased 15 percent from the prior year period.

Operating net revenues increased 2 percent to $3.0 billion as business growth was partially offset by the negative impact of foreign exchange, a decline in net investment income from lower fixed annuity balances, and a benefit in the prior year period from the liquidation of a collateralized loan obligation (CLO). Without the benefit in the prior-year period, operating net revenues increased 3 percent.

Operating expenses increased 3 percent to $2.4 billion, primarily driven by higher Auto & Home weather-related catastrophe losses and higher distribution expenses. General and administrative expenses decreased 2 percent compared to a year ago reflecting the company’s ongoing expense discipline.

In the quarter, the company returned $549 million to shareholders through share repurchases and dividends, up 20 percent from the first quarter.

“Our second quarter results reflect good performance with continued strength in Advice and Wealth Management,” said Jim Cracchiolo, chairman and chief executive officer. “We posted new records for client assets and advisor productivity from strong client net inflows in fee-based investment advisory accounts, client acquisition and experienced advisor recruiting.”

“We’re managing through this protracted period of low interest rates and higher equity market volatility while continuing to invest in the business consistent with our strategy. Given our balance sheet strength and market movements, we increased our share repurchases in the quarter. So far this year, we’ve returned more than $1 billion to shareholders and generated an operating return on equity of 23.5 percent while maintaining a strong excess capital position.”

(1)             Net income represents net income from continuing operations attributable to Ameriprise Financial.

Ameriprise Financial, Inc.

Second Quarter Summary

	Quarter Ended June 30,		% Better/	Per Diluted Share Quarter Ended June 30,		% Better/
(in millions, except per share amounts, unaudited)	2015	2014	(Worse)	2015	2014	(Worse)
Net income from continuing operations attributable to Ameriprise Financial	$415	$374	11%	$2.23	$1.91	17%
Adjustments, net of tax (1) (see reconciliation on p.11)	19	34		0.10	0.17
Operating earnings (2)	$434	$408	6%	$2.33	$2.08	12%

Weighted average common shares outstanding:
Basic	183.8	192.7
Diluted	186.4	196.2

(1)        After-tax is calculated using the statutory tax rate of 35%.

(2)        The company believes the presentation of operating earnings best represents the economics of the business. Operating earnings, after-tax, exclude the consolidation of certain investment entities; net realized investment gains or losses; integration and restructuring charges; the market impact on variable annuity guaranteed benefits net of hedges and related deferred acquisition costs (DAC) and deferred sales inducement costs (DSIC) amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; and income or loss from discontinued operations.

Results in the quarter reflected a net unfavorable impact of $0.05 per diluted share from previously disclosed items. This included a reserve release of $0.06 per share related to our closed block of long term care insurance that was more than offset by a $0.09 per share unfavorable impact from higher than expected weather-related catastrophe losses in Auto & Home and a $0.02 per share unfavorable impact from the market impact on DAC and DSIC.

Taxes

The second quarter 2015 operating effective tax rate was 25.4 percent, and the company estimates that its full year 2015 operating effective tax rate will be approximately 26 percent.

Second Quarter 2015 Business Highlights

•                  Total assets under management and administration were up slightly from a year ago to $811 billion as Ameriprise advisor client net inflows and market appreciation were essentially offset by an unfavorable foreign exchange impact of approximately $12 billion.

•                  Advice & Wealth Management experienced continued strong growth in client assets and flows with advisor client assets increasing to $453 billion driven by continued strength in fee-based investment advisory net inflows, including $3.3 billion of net inflows in the quarter.

•                  On a trailing 12-month basis, operating net revenue per advisor grew 9 percent to a record $512,000, reflecting consistent growth in advisor productivity.

•                  Total advisors increased to 9,721 reflecting strong advisor retention and ongoing experienced advisor recruiting. In the quarter, 93 experienced advisors moved their practices to Ameriprise.

•                  Asset Management segment AUM declined to $503 billion, primarily driven by an unfavorable foreign exchange impact of approximately $12 billion year-over-year and net outflows of $2.0 billion in the quarter.

•                  The number of four- and five-star funds at Columbia Threadneedle Investments increased to 125. In 2015, Columbia Threadneedle was recognized with more than 35 Lipper Fund awards reflecting strong performance in funds distributed in the U.S., Europe and Asia.

•                  Columbia Threadneedle Investments continued to expand its products and services for investors, including launching the Columbia U.S. Social Bond Fund and the Columbia Global Unconstrained Bond Fund, as well as its “TriGlide” app in the UK that helps financial advisors and their clients identify investment solutions that fit their financial needs in retirement.

•                  During the quarter, Columbia Threadneedle Investments was recognized with the 2015 Best Asset Management Firm — UK by Wealth and Money Management.

•                  Variable annuity policyholder account balances were $77 billion and included $1.4 billion in new sales, up 9 percent driven by new benefit riders and increased sales of non-living benefit policies.

•                  RiverSource launched new variable annuity riders — SecureSource 4 and SecureSource 4 Plus — and refreshed the disability income insurance product line.

•                  Variable Universal Life / Universal Life insurance account balances increased 2 percent to $11.4 billion.

•                  Combined, Advice & Wealth Management and Asset Management generated 65 percent of company pretax operating earnings(1), up from 60 percent a year ago.

•                  Excess capital was approximately $2.5 billion after the company repurchased 3.4 million shares of common stock in the quarter for $425 million and paid $124 million in quarterly dividends. The company also holds $250 million of additional capital above required levels, primarily for variable annuity products.

(1)  Excludes Corporate & Other segment

Ameriprise Financial, Inc.

Advice & Wealth Management Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2015	2014	(Worse)
Advice & Wealth Management
Net revenues	$1,274	$1,198	6%
Expenses	1,054	1,004	(5)%
Pretax operating earnings	$220	$194	13%

Pretax operating margin	17.3%	16.2%

	Quarter Ended June 30,		% Better/
	2015	2014	(Worse)
Retail client assets (billions)	$453	$435	4%
Mutual fund wrap net flows (billions)	$3.3	$3.0	9%
Operating net revenue per branded advisor (trailing 12 months - thousands)	$512	$468	9%

Advice & Wealth Management pretax operating earnings increased 13 percent to $220 million reflecting strong revenue growth and expense controls. Second quarter 2015 pretax operating margin reached a record high of 17.3 percent compared to 16.2 percent a year ago.

Operating net revenues grew 6 percent to $1.3 billion driven by asset growth in fee-based accounts from client net inflows and market appreciation.

Operating expenses increased 5 percent to $1.1 billion as business growth resulted in higher distribution expenses. General and administrative expenses were flat compared to a year ago.

Total retail client assets were $453 billion, up more than $18 billion from the prior year driven by client net inflows, new client acquisition and market appreciation. Wrap net inflows remained strong at $3.3 billion with wrap balances increasing 8 percent to $182 billion. The combination of strong asset growth and client activity drove a 9 percent increase in operating net revenue per advisor on a trailing 12-month basis to $512,000.

Ameriprise Financial, Inc.

Asset Management Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2015	2014	(Worse)
Asset Management
Net revenues	$832	$844	(1)%
Expenses	635	645	2%
Pretax operating earnings	$197	$199	(1)%

Adjusted net pretax operating margin	39.1%	38.7%

Items included in operating earnings:
CLO benefit	$—	$17	NM

	Quarter Ended June 30,		% Better/
	2015	2014	(Worse)
Total segment AUM(1) (billions)	$503	$518	(3)%
Columbia Management AUM	$359	$364	(1)%
Threadneedle AUM	$151	$158	(5)%

Total segment net flows(2) (billions)	$(2.0)	$4.4	NM
Retail net flows	$—	$0.6	NM
Institutional net flows	$(2.5)	$3.5	NM
Alternative net flows	$0.5	$0.3	83%

(1)       Subadvisory eliminations between Columbia Management and Threadneedle are included in the company’s Second Quarter 2015 Statistical Supplement available at ir.ameriprise.com.

(2)       Second Quarter 2014 net flows included a $5.6 billion mandate from a U.K. wealth manager.

NM  Not Meaningful — variance of greater than 100%

Asset Management pretax operating earnings decreased 1 percent to $197 million. Without the CLO benefit in the year ago quarter, operating earnings increased 8 percent driven by market appreciation and continued expense management, partially offset by net outflows and the negative impact of foreign exchange.

Second quarter adjusted net pretax operating margin remained strong at 39.1 percent compared to 38.7 percent a year ago.

Operating net revenues were down slightly to $832 million as asset growth from market appreciation was more than offset by net outflows and the negative impact of foreign exchange. In addition, the year-ago period included a $23 million benefit from the liquidation of a CLO.

Operating expenses decreased 2 percent to $635 million reflecting well-controlled general and administrative expenses and lower distribution expenses that more than offset increased investments, including in Marketing and the Columbia Threadneedle Investments brand.

AUM was $503 billion, down $15 billion of which $12 billion was driven by the unfavorable foreign exchange impact. Net outflows in the quarter were $2.0 billion:

•                  Retail flows were essentially flat in the quarter and included $2.6 billion of net outflows in the Columbia Acorn Fund, which were elevated from the prior year from the loss of a single mandate. Excluding this fund, U.S. retail flows improved slightly. European retail net inflows improved to $0.8 billion from flat a year ago. Reinvested dividends were up slightly to $3.6 billion.

•                  Institutional net outflows of $2.5 billion in the quarter were driven by net outflows of $3.4 billion of former parent related assets, primarily driven by low basis point insurance mandates that were elevated from normal levels from the client’s sale of a related business. Third party institutional net inflows in the quarter were strong at $0.9 billion.

Ameriprise Financial, Inc.

Annuities Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2015	2014	(Worse)
Annuities
Net revenues	$651	$651	—%
Expenses	501	481	(4)%
Pretax operating earnings	$150	$170	(12)%

Variable annuity pretax operating earnings	$120	$140	(14)%
Fixed annuity pretax operating earnings	30	30	—%
Total pretax operating earnings	$150	$170	(12)%

Items included in operating earnings:
Market impact on DAC and DSIC (mean reversion)	$(5)	$15	NM
Impact of variable annuity product changes	2	10	(80)%
Total annuities impact	$(3)	$25	NM

	Quarter Ended June 30,		% Better/
	2015	2014	(Worse)
Variable annuity ending account balances (billions)	$77.1	$77.6	(1)%
Variable annuity net flows (millions)	$(338)	$(456)	26%
Fixed annuity ending account balances (billions)	$11.2	$12.6	(11)%
Fixed annuity net flows (millions)	$(563)	$(460)	(22)%

NM  Not Meaningful — variance of greater than 100%

Annuities pretax operating earnings were $150 million compared to $170 million a year ago, as business growth was more than offset by the higher market impact of DAC and DSIC expenses than a year ago and a benefit in the prior year from policyholder behavior related to a product change.

Variable annuity operating earnings were $120 million in the quarter reflecting $28 million of lower year-over-year benefits from product changes and the market impact on DAC and DSIC. Without these benefits, operating earnings increased 7 percent. Variable annuity cash sales increased 9 percent to $1.4 billion for the quarter, driven by the introduction of new living benefit riders and increased sales of non-living benefit policies. Account balances were $77 billion driven by net outflows in a closed block of annuities sold through third parties, partially offset by market appreciation.

Fixed annuity operating earnings were flat at $30 million from an 11 percent decline in account balances, as lower net investment income was essentially offset by management actions a year ago to reprice a block of annuities.

Ameriprise Financial, Inc.

Protection Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2015	2014	(Worse)
Protection
Net revenues	$600	$579	4%
Expenses	528	488	(8)%
Pretax operating earnings	$72	$91	(21)%

Items included in operating earnings:
Market impact on DAC (mean reversion)	$—	$1	NM
Long Term Care reserves	18	—	NM
Auto and home catastrophe losses	(48)	(33)	(45)%
Total protection impact	$(30)	$(32)	6%

	Quarter Ended June 30,		% Better/
	2015	2014	(Worse)
Life insurance in force (billions)	$196	$195	1%
VUL/UL ending account balances (billions)	$11.4	$11.2	2%
Auto & Home policies in force (thousands)	952	889	7%

NM  Not Meaningful — variance of greater than 100%

Protection pretax operating earnings were $72 million compared to $91 million a year ago. Included in the current quarter’s results was an $18 million long term care reserve release that was more than offset by $48 million in Auto & Home weather-related catastrophe losses, approximately half of which were not anticipated.

Life and Health insurance earnings primarily reflected higher claims experience and the impact of low interest rates. Current quarter life claims were slightly higher than expected, especially compared with favorable claims a year ago. Disability claims were within targeted ranges, though elevated compared to very favorable experience a year ago. VUL/UL cash sales were $86 million, up 10 percent from a year ago, and VUL/UL account balances grew 2 percent primarily from market appreciation.

During the quarter, management completed its previously disclosed review of the disabled life reserve for a closed block of long term care insurance policies, which resulted in a favorable reserve release in the quarter. In the first quarter of 2015, management increased disabled life reserves by $32 million based primarily on claims utilization and termination assumptions provided by the company’s reinsurer. During the second quarter, the company completed its analysis of actual claims experience for this block of business with a third party actuarial consultant. Based on the analysis, management concluded that the actual claims utilization and termination experience was more favorable than the initial assumptions provided by the reinsurer, and as a result, released $18 million of the $32 million reserve.

Auto and Home had a modest operating gain in the quarter after adjusting for higher than anticipated weather-related catastrophe losses. The company continues to make improvements in underwriting, operational and claims processes, and is implementing pricing actions to improve performance. These actions are expected to show improvement going into 2016.

Ameriprise Financial, Inc.

Corporate & Other Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2015	2014	(Worse)
Corporate & Other
Net revenues	$(2)	$(2)	—
Expenses	55	73	25%
Pretax operating loss	$(57)	$(75)	24%

Corporate & Other pretax operating loss was $57 million for the quarter compared to a $75 million loss a year ago. Results in the year-ago period included higher expenses primarily related to the early redemption of corporate debt and other items.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625

Chad J. Sanner
Ameriprise Financial
(612) 671-4676
chad.j.sanner@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future for more than 120 years. With a nationwide network of 10,000 financial advisors and extensive asset management, advisory and insurance capabilities, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FCA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:

•                  the statement in this news release that the company expects its full-year 2015 operating effective tax rate to be approximately 26 percent;

•                  the statements in this news release concerning the expected impact, and time during which impacts might be realized, as a result of actions taken in the company’s Auto and Home business;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility;

•                  changes in and the adoption of relevant accounting standards and securities rating agency standards and processes, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules, exemptions and regulations implemented or that may be implemented in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or in light of the U.S. Department of Labor pending rule and exemptions pertaining to the fiduciary status of investment advice providers to 401(k) plan, plan sponsors, plan participants and the holders of individual retirement or health savings accounts;

•                  investment management performance and distribution partner and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry, including pricing pressure, the introduction of new products and services and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or advisor misconduct, legal or regulatory actions, perceptions of the financial services industry generally, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  changes to the availability and cost of liquidity and the Company’s credit capacity that may arise due to shifts in market conditions, the Company’s credit ratings and the overall availability of credit;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding interest rates assumed in our loss recognition testing of our Long Term Care business, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services;

•                  the ability to realize the financial, operating and business fundamental benefits of strategic transactions and initiatives the company has completed, is pursuing or may pursue in the future, which may be impacted by the ability to obtain regulatory approvals, the ability to effectively manage related expenses and by market, business partner and consumer reactions to such strategic transactions and initiatives;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  interruptions or other failures in our communications, technology and other operating systems, including errors or failures caused by third party service providers, interference or failures caused by third party attacks on our systems, or the failure to safeguard the privacy or confidentiality of sensitive information and data on such systems; and

•                  general economic and political factors, including consumer confidence in the economy and the financial industry, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2014 available at ir.ameriprise.com and the “Risk Factors” discussion included in Part II, Item 1A and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015. For information about Ameriprise Financial entities, please refer to the Second Quarter 2015 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial announces financial and other information to investors through the company’s investor relations website at ir.ameriprise.com, as well as SEC filings, press releases, public conference calls and webcasts. Investors and others interested in the company are encouraged to visit the investor relations website from time to time, as information is updated and new information is posted. The website also allows users to sign up for automatic notifications in the event new materials are posted. The information found on the website is not incorporated by reference into this release or in any other report or document the company furnishes or files with the SEC.

Reconciliation Tables

Ameriprise Financial, Inc.

Reconciliation Table: Earnings

	Quarter Ended June 30,		Per Diluted Share Quarter Ended June 30,
(in millions, except per share amounts, unaudited)	2015	2014	2015	2014
Net income attributable to Ameriprise Financial	$415	$374	$2.23	$1.91
Less: Loss from discontinued operations, net of tax	—	—	—	—
Net income from continuing operations attributable to Ameriprise Financial	415	374	2.23	1.91
Add: Integration/restructuring charges, net of tax(1)	1	—	0.01	—
Add: Market impact on variable annuity guaranteed benefits, net of tax(1)	23	35	0.12	0.18
Add: Market impact on indexed universal life benefits, net of tax(1)	(3)	—	(0.02)	—
Add: Market impact of hedges on investments, net of tax(1)	1	—	0.01	—
Add: Net realized investment (gains) losses, net of tax(1)	(3)	(1)	(0.02)	(0.01)
Operating earnings	434	408	2.33	2.08
Less: Long Term Care reserves, net of tax(1)	12	—	0.06	—
Less: Auto and home excess catastrophe losses, net of tax(1)	(16)	(8)	(0.09)	(0.04)
Less: Market impact on DAC and DSIC, net of tax(1)	(3)	10	(0.02)	0.05
Operating earnings excluding previously disclosed items	$441	$406	$2.38	$2.07

Weighted average common shares outstanding:
Basic	183.8	192.7
Diluted	186.4	196.2

(1)     Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Total Net Revenues

	Quarter Ended June 30,
(in millions, unaudited)	2015	2014
Total net revenues	$3,128	$3,072
Less: CIEs revenue	141	160
Less: Net realized investment gains (losses)	5	1
Less: Market impact on indexed universal life benefits	—	(4)
Less: Market impact of hedges on investments	(1)	—
Operating total net revenues	2,983	2,915
Less: Liquidation of collateralized loan obligation (CLO)	—	23
Operating total net revenue excluding CLO liquidation benefit	$2,983	$2,892

Ameriprise Financial, Inc.

Reconciliation Table: Total Expenses

	Quarter Ended June 30,
(in millions, unaudited)	2015	2014
Total expenses	$2,513	$2,453
Less: CIEs expenses	80	67
Less: Integration/restructuring charges	1	—
Less: Market impact on variable annuity guaranteed benefits	36	54
Less: Market impact on indexed universal life benefits	(5)	(4)
Operating expenses	$2,401	$2,336

Ameriprise Financial, Inc.

Reconciliation Table: Pretax Operating Earnings

	Quarter Ended June 30,
(in millions, unaudited)	2015	2014
Operating total net revenues	$2,983	$2,915
Operating expenses	2,401	2,336
Pretax operating earnings	$582	$579

Ameriprise Financial, Inc.
Reconciliation Table: General and Administrative Expense

	Quarter Ended June 30,
(in millions, unaudited)	2015	2014
General and administrative expense	$792	$805
Less: CIEs expenses	21	22
Less: Integration/restructuring charges	1	—
Operating general and administrative expense	$770	$783

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended June 30, 2015
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$615	$582
Less: Pretax income attributable to noncontrolling interests	61	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$554	$582
Income tax provision from continuing operations	$139	$148
Effective tax rate	22.6%	25.4%
Effective tax rate excluding noncontrolling interests	25.1%	25.4%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended June 30, 2014
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$619	$579
Less: Pretax income attributable to noncontrolling interests	93	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$526	$579
Income tax provision from continuing operations	$152	$171
Effective tax rate	24.5%	29.5%
Effective tax rate excluding noncontrolling interests	28.7%	29.5%

Ameriprise Financial, Inc.
Reconciliation Table: Asset Management Pretax Operating Earnings

	Quarter Ended June 30,
(in millions, unaudited)	2015	2014
Pretax operating earnings	$197	$199
Less: Liquidation of collateralized loan obligation (CLO)	—	17
Pretax operating earnings excluding CLO liquidation benefit	$197	$182

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended June 30,
(in millions, unaudited)	2015	2014
Operating total net revenues	$832	$844
Less: Distribution pass through revenues	219	237
Less: Subadvisory and other pass through revenues	102	106
Adjusted operating revenues	$511	$501

Pretax operating earnings	$197	$199
Less: Operating net investment income	4	13
Add: Amortization of intangibles	7	8
Adjusted operating earnings	$200	$194

Adjusted net pretax operating margin	39.1%	38.7%

Ameriprise Financial, Inc.
Reconciliation Table: Variable Annuity Pretax Operating Earnings

	Quarter Ended June 30,
(in millions, unaudited)	2015	2014
Pretax operating earnings	$120	$140
Less: Market impact on DAC and DSIC (mean reversion)	(5)	15
Less: Impact of variable annuity product changes	2	10
Pretax operating earnings excluding market impact on DAC and DSIC and impact of variable annuity product changes	$123	$115

Ameriprise Financial, Inc.

Reconciliation Table: Return on Equity (ROE) Excluding Accumulated
Other Comprehensive Income “AOCI”

	Twelve Months Ended June 30,
(in millions, unaudited)	2015	2014
Net income attributable to Ameriprise Financial	$1,653	$1,452
Less: Loss from discontinued operations, net of tax	(1)	(2)
Net income from continuing operations attributable to Ameriprise Financial, as reported	1,654	1,454
Less: Adjustments (1)	(39)	(131)
Operating earnings	$1,693	$1,585

Total Ameriprise Financial, Inc. shareholders’ equity	$8,176	$8,326
Less: Accumulated other comprehensive income, net of tax	706	698
Total Ameriprise Financial, Inc. shareholders’ equity excluding AOCI	7,470	7,628
Less: Equity impacts attributable to the consolidated investment entities	280	330
Operating equity	$7,190	$7,298

Return on equity excluding AOCI	22.1%	19.1%
Operating return on equity excluding AOCI (2)	23.5%	21.7%

(1)     Adjustments reflect the trailing twelve months’ sum of after-tax net realized investment gains/losses; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; and integration/restructuring charges.  After-tax is calculated using the statutory tax rate of 35%.

(2)     Operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized investment gains/losses; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; integration/restructuring charges; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding AOCI and the impact of consolidating investment entities using a five-point average of quarter-end equity in the denominator.  After-tax is calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.
Consolidated GAAP Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2015	2014	(Worse)
Revenues
Management and financial advice fees	$1,518	$1,452	5%
Distribution fees	472	470	—
Net investment income	423	433	(2)
Premiums	368	345	7
Other revenues	354	379	(7)
Total revenues	3,135	3,079	2
Banking and deposit interest expense	7	7	—
Total net revenues	3,128	3,072	2
Expenses
Distribution expenses	835	810	(3)
Interest credited to fixed accounts	160	175	9
Benefits, claims, losses and settlement expenses	543	506	(7)
Amortization of deferred acquisition costs	94	78	(21)
Interest and debt expense	89	79	(13)
General and administrative expense	792	805	2
Total expenses	2,513	2,453	(2)
Income from continuing operations before income tax provision	615	619	(1)
Income tax provision	139	152	9
Income from continuing operations	476	467	2
Loss from discontinued operations, net of tax	—	—	—
Net income	476	467	2
Less: Net income attributable to noncontrolling interests	61	93	(34)
Net income attributable to Ameriprise Financial	$415	$374	11